Exhibit 10.2

Laurence S. Geller

STRATEGIC HOTEL CAPITAL, INC.

2004 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Strategic Hotels & Resorts, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock under the Strategic Hotel Capital, Inc. 2004 Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and in the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	Laurence S. Geller
Grant Date:	September 7, 2006
Number of Shares Subject to Option:	669,797
Exercise Price (per Share):	$20.40
Option Expiration Date:	September 7, 2016 (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)
Type of Option:	Nonqualified Stock Option
Vesting and Exercisability Schedule:	One-third of the Shares subject to the Option will vest and become exercisable as follows:
	Date	Number Becoming Vested	Cumulative Vested
	December 31, 2008	223,266	223,266
	December 31, 2009	223,266	446,532
	December 31, 2010	223,265	669,797

provided you remain employed by the Employer on such dates.

If your employment terminates due to death, Disability, Constructive Termination or Termination without Cause either within the Agreement Term or after the Agreement Term if the Company or its successor notifies you of its intention not to extend the Agreement Term to December 31, 2010, the Option shall immediately vest and become exercisable. For purposes of this Grant Notice, “Constructive Termination,” “Termination without

Cause,” “Disability” and “Agreement Term” shall have the meanings assigned to such terms in your employment agreement dated September 7, 2006 (“Employment Agreement”). The Option shall immediately vest upon a Change of Control. For purposes of this Grant Notice, “Change of Control” shall have the meaning assigned to “Change in Control” under the Employment Agreement.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan.

STRATEGIC HOTELS & RESORTS, INC. By: /s/ Janice J. Peterson Its: Vice President, Human Capital	LAURENCE S. GELLER /s/ Laurence S. Geller Signature
Date: September 7, 2006	Date: September 7, 2006
Attachments: 1. Stock Option Agreement 2. 2004 Incentive Plan

STRATEGIC HOTEL CAPITAL, INC.

2004 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Strategic Hotels & Resorts, Inc. has granted you an Option under its 2004 Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1.            Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that except to the extent otherwise specified in the Grant Notice, vesting will cease after the termination of your employment with the Employer (“Termination of Employment”) and the unvested portion of the Option will terminate.

2.            Method of Exercise. You may exercise the Option by giving notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Committee; (c) by using shares of Common Stock; (d) by instructing a broker to deliver to the Company the total payment required by means of a “cashless exercise”; or (e) by any other method permitted by the Committee.

3.            Treatment Upon Termination of Employment or Service Relationship. Except to the extent otherwise specified in the Grant Notice, the unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Employment for any reason other than death, Disability, Constructive Termination or Termination without Cause. For purposes of this Stock Option Agreement, the terms “Disability,” “Constructive Termination,” “Termination without Cause,” “Cause” and “Change in Control” shall have the meanings given to such terms in your employment agreement dated September 7, 2006 (“Employment Agreement”). You may exercise the vested portion of the Option as follows:

(a)         Constructive Termination or Termination Without Cause on or Within 24 Months of Change in Control. If your employment terminates by reason of a Constructive Termination or a Termination without Cause on or within twenty-four months after a Change in Control, you may exercise the Option only on or before the third anniversary of your Termination of Employment, provided that in no event shall the Option be exercisable after the Option Expiration Date.

(b)         Constructive Termination, Termination Without Cause, Death or Disability. If your employment terminates during the Agreement Term by reason of a Constructive Termination or a Termination without Cause prior to a Change in Control or more than twenty-four months after a Change in Control or if your employment terminates because of death or Disability during the Agreement Term, you (or your estate or beneficiary) may exercise the Option only on or before the end of a period of months after your Termination of Employment equal to the greater of (i) twelve months or (ii) the number of full and partial months remaining as of your Termination of Employment on the then current term of your Employment Agreement (as amended from time to time), provided that in no event shall the Option be exercisable after the Option Expiration Date. If your employment terminates after the Agreement Term by reason of a Constructive Termination, Termination without Cause, death or Disability after notification by the Company or its successor of its intention not to extend the Agreement Term to December 31, 2010, you may exercise the Option only on or before the third anniversary of your Termination of Employment, provided that in no event shall the Option be exercisable after the Option Expiration Date.

(c)          Other Terminations. If your employment is terminated for Cause, the Option shall automatically expire upon such termination for Cause. If your employment terminates for any reason other than for Cause, Constructive Termination, Termination without Cause, death or Disability, you may exercise the vested portion of the Option only on or before the ninetieth (90th) day after your Termination of Employment which ninety (90) day period will be extended to one hundred eighty (180) days if you are prohibited from selling shares because of “blackout periods” or other securities law issues during such initial ninety (90) day period, provided that in no event shall the Option be exercisable after the Option Expiration Date.

It is your responsibility to be aware of the date the Option terminates.

4.            Securities Law Compliance and Other Restrictions. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations. In the event of an underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, no person may sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Shares issued pursuant to an Award granted under the Plan to the extent and for such period of time as may be requested by the underwriters.

5.            Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved option beneficiary designation form or the personal representative of your estate. Notwithstanding the foregoing, the Committee or its delegate, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee or its delegate.

6.           Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

7.            Option Not an Employment Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ or service of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate your employment, service or other relationship at any time.

8.            Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Employer and be binding upon you and your heirs, executors, administrators, successors and assigns.